Exhibit 10.19

FIRST AMENDMENT
THIS FIRST AMENDMENT (this "Amendment'') is made and entered into as of April 16 , 2013. by and between CA-THE CONCOURSE LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and PlXELWORKS, INC., an Oregon corporation ("Tenant").
RECITALS

A.
Landlord and Tenant are parties to that certain lease dated December 28. 2005 (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space (the "Existing Premises") described as Suite No(s). 300 and 400 on the 3rd and 4th floors of the building commonly known as The Concourse II located at 224 Airport Parkway. San Jose, California.

B.
The Lease will expire by its term on June 30, 2013 (the "Existing Expiration Date"). The parties wish to extend the term of the Lease, except with respect to the portion of the Existing Premises described as Suite No. 300 on the 3rd floor of the Building and shown on Exhibit A attached hereto (the "Reduction Space"), on the following terms and conditions.

C.
The Lease describes the Existing Premises as containing approximately 37,346 rentablc square feet and the Building as containing approximately 114,211 rcntable square feet. Landlord has re-measured the Balance of the Existing Premises (defined in Section 3.1.A below) and the Building and the parties have agreed to modify the Lease to reflect the results of such re-measurement.

NOW, THEREFORE. in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Re-measurement of Balance or the Existing Premises and Building. Landlord and Tenant acknowledge and agree that (a) Landlord has re-measured the Balance of the Existing Premises and the Building and that, according lo such re-measurement, (i) the rentable area of the Balance of the Existing Premises is 19,294 rentable square feet, and (ii) the rentable area of the Building is 117,073 square feet; and (b) from and after the Extension Date (defined below), the rentable square footages of the Balance of the Existing Premises and the Building shall be deemed to be the square footages set forth in the preceding clause (a).

2.
Extension. Except as provided in Section 3 below. the term of the Lease is hereby extended through December 31, 2018 (the "Extended Expiration Date"). The portion of the term of the Lease commencing on the date immediately following the Existing Expiration Date (the "Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the ''Extended Term''.

3.	Reduction.

3.1.
Reduction Effective Date. The term of the Lease shall expire, with respect to the Reduction Space only, on the Existing Expiration Date with the same force and effect as if such term were not being extended pursuant to Section 2 above. Without limiting the foregoing:

A.
From and after the date immediately following the Existing Expiration Date (the "Reduction Effective Date"), the Premises shall consist solely of the Existing Premises less the Reduction Space (the "Balance of the Existing Premises") and shall be deemed to contain 19,294 rentable square feet.

B.	Tenant shall surrender the Reduction Space to Landlord in accordance with the terms of the Lease (as determined without giving effect to Section 2 above) on or before the Existing Expiration Date.

C.
Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Reduction Space for the period up to and including the Existing Expiration Date, even though billings for such amounts may occur after the Existing Expiration Date.

D.
Tenant's restoration obligations with respect to the Reduction Space shall be as set forth in the Lease (as determined without giving effect to Section 2 above). Landlord hereby notifies Tenant, pursuant to Section 8 of the Lease, that Tenant shall be required to remove the following items from the Reduction Space:

demountable office clusters, corner office. racks in server room and Cable. Notwithstanding anything to the contrary in Section 8 of the Lease, Tenant shall not be required to remove from the Reduction Space the following items existing on the date of this Amendment: UPS system. fire suppression system, and the two (2) I5-ton air-conditioning systems.

E.
If Tenant fails to surrender any portion of the Reduction Space on or before the Existing Expiration Date, Tenant's tenancy with respect to the Reduction Space shall be subject to Section 16 of the Lease (as determined without giving effect to Section 2 above).

F.
Any other rights or obligations of Landlord or Tenant under the Lease relating to the Reduction Space that, in the absence of Section 2 above, would have survived the Existing Expiration Date shall survive the Existing Expiration Date.

4.Base Rent. During the Extended Term, the schedule of Base Rent shall be as follow:

Period of Extended Term	Annual Rate Per Square Foot	Monthly Base Rent
7/1/13 - 9/30/14	$26.40	$42,446.80
10/1/14 - 9/30/15	$27.19	$43,716.99
10/1/15 - 9/30/16	$28.01	$45,035.41
10/1/16 - 9/30/17	$28.85	$46,385.99
10/1/17 - 9/30/18	$29.71	$47,768.73
10/1/8 - 12/31/18	$30.60	$49,199.70
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing, so long as Tenant is not in default under the Lease. Tenant shall be entitled to an abatement of Base Rent, in the amount of $42.446.80 per month, for the first six (6) full calendar months of the Extended Term.

5.
Security Deposit. No additional security deposit shall be required in connection with this Amendment. Notwithstanding the foregoing, so long as Tenant is not in default on or before September 30, 2014, then, upon Tenant's written request: (a) the amount of the Security Deposit required under Section 1.08 of the Lease shall be reduced from $156,853.20 to $80,000.00, and (b) Landlord, within 30 days after such request, shall return to Tenant any unapplied portion of the Security Deposit exceeding such reduced amount; provided, however, that no such reduction shall occur and no such return shall be required if a default occurs before the earlier of (i) the date on which such return occurs, or (ii) or the date occurring 30 days after such request.

6.	Tenant's Pro Rata Share. With respect to the Balance of the Existing Premises during the Extended Term. Tenant's Pro Rata Share hall be 16.4803%.

7.
Expenses and Taxes. During the Extended Term, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, during the Extended Term, the Base Year for Expenses and Taxes shall be 2013.

8.	Improvement to Premises.

8.1.
Condition of Premises. Tenant acknowledges that it is in possession of the Premises and agrees to accept it "as is" without any representations by Landlord regarding its condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

8.2.	Responsibility for Improvements to Premises. Landlord shall perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A.

9.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1.
Parking. Effective as of the Extension Date, in the first sentence of Section I of Exhibit G, the words "112 non-reserved parking spaces"' arc hereby replaced with the words "58 non- reserved parking spaces."

9.2.	First Renewal Option. Section 2 of Exhibit F to the Lease, entitled "First Renewal Option,'' is hereby deleted from the Lease.

9.3.	Second Renewal Option. Section 3 of Exhibit F to the Lease, entitled "Second Renewal Option," is hereby deleted from the Lease.

9.4.	Right of First Offer. Section 4 of Exhibit F to the Lease, entitled "'Right of First Offer," is hereby deleted from the Lease.

9.5.	Right of First Refusal. Section 5 of Exhibit F to the Lease, entitled "Right of First Refusal," is hereby deleted from the Lease.

9.6.	Notice of Offer. Section 6 of Exhibit F to the Lease, entitled "Notice of Offer," is hereby deleted from the Lease.

9.7.
Exterior Signage. Notwithstanding any contrary provision of Section 7 of Exhibit F to the Lease, (a) Tenant, at its expense (subject to Section 1 of Exhibit A), and not later than the Existing Expiration Date, shall remove the Sign and repair any damage to the Building or Property resulting from it installation, operation, maintenance, repair or removal, in accordance with Section 7.D of Exhibit F lo the Lease as if the Lease were expiring or terminating on the Existing Expiration Date; and (b) from and after the Extension Date, Tenant shall have no further right to install any Sign under Section 7 of Exhibit F to the Lease.

10.	Extension Option.

10.1.
Grant of Option; Conditions. Tenant shall have the right (the "Extension Option") to extend the term of the Lease for one (1) additional period of five (5) years commencing on the day following the Extended Expiration Date and ending on the 5th anniversary of the Extended Expiration Date (the "Extension Term"'), if:

A.
Not less than nine (9) and not more than 12 full calendar months before the Extended Expiration Date, Tenant delivers written notice to Landlord (the "Extension Notice") electing to exercise the Extension Option and stating Tenant's estimate of the Prevailing Market (defined in Section 10.5 below) rate for the Extension Term;

B.	Tenant is not in default under the Lease beyond any applicable cure period when Tenant delivers the Extension Notice;

C.	No part of the Premises is sublet (other than to an Affiliate of Tenant ) when Tenant delivers the Extension Notice; and

D.	The Lease has not been assigned (other than pursuant to a Business Transfer) before Tenant delivers the Extension Notice.

10.2.	Terms Applicable to Extension Term.

A.
During the Extension Term. (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

B.	During the Extension Term Tenant shall pay Tenant's Pro Rata Share of Expenses and Taxes for the Premises in accordance with the Lease.

10.3.	Procedure for Determining Prevailing Market.

A.
Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice ("Landlord's Binding Notice") accepting Tenant's estimate of the Prevailing Market rate for the Extension Term stated in the Extension Notice, or (ii) written notice ("Landlord's Rejection Notice"') rejecting such estimate and stating Landlord's estimate of the Prevailing Market rate for the Extension Term. If Landlord gives Tenant a Landlord 's Rejeclion Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice ("Tenant's Binding Notice") accepting Landlord's estimate of the Prevailing Market rate for the Extension Term stated in such Landlord' s Rejection Notice. or (ii) written notice ("Tenant 's Rejection Notice") rejecting such estimate. If Tenant gives Landlord a Tenant' s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Extension Term. If. within 30 days after delivery of a Tenant's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 10.3.B below shall apply.

B.	Dispute Resolution Procedure.

1.
If, within 30 days after delivery of a Tenant's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, with in five (5) days thereafter. shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Extension Term (collectively, the "Estimates"). Within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years' experience within the previous 10 years as a real estate appraiser working in San Jose, California, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.
If each party selects an appraiser in accordance with Section 10.3.B.1 above. the parties shall cause their respective appraisers to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Term. The Estimate, if any, so agreed upon by such appraisers shall be final and binding on both parties as the Prevailing Market rate for the Extension Term and may be entered in acourt of competent jurisdiction. If the appraisers fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the appraisers to select a third appraiser meeting the above criteria (and if the appraisers fail to agree upon such third appraiser within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third appraiser). Promptly upon selection of such third appraiser, the parties shall instruct such appraiser (or, if only one of the parties has selected an appraiser within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such appraiser) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate. Such determination by such appraiser (the "Final Appraiser") shall be final and binding on both parties as the Prevailing Market rate for the Extension Term and may be entered in a court of competent jurisdiction. If the Final Appraiser believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Appraiser and of any experts retained by the Final Appraiser. Any fees of any other appraiser. counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert,

C.
Adjustment. If the Prevailing Market rate has not been determined by the commencement date of the Extension Term, Tenant shall pay Base Rent for the Extension Term upon the terms and conditions in effect during the last month ending on or before the expiration date of the Lease until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay

Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease.

10.4.
Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, and if the Prevailing Market rate for the Extension Term is determined in accordance with Section 10.3 above, Landlord, within a reasonable time thereafter. shall prepare and deliver to Tenant an amendment (the "Extension Amendment") reflecting change in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it. Not withstanding the foregoing, upon determination of the Prevailing Market rate for the Extension Term in accordance with Section 10.3 above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

10.5.
Definition of Prevailing Market. For purposes of this Extension Option, "Prevailing Market" shall mean the arms-length, fair-market. annual rental rate per rentablc square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building, in the San Jose, California area. The determination of Prevailing Market shall take into account any material differences in configuration or condition between the Premises and any comparison space (including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the Premises), together with any other material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

11.	Other Provisions.

11.1.	Liability Insurance. Clause (a) of the first sentence of Sect ion 14 of the Lease is hereby amended by replacing the amount "$2.000,000.00" set forth therein with the amount ''$3.000,000.00."

11.2.
Waiver of Subrogation. Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect ) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required under the Lease had been carried, would have been) covered by the waiving party's property insurance. For purposes of this Section only, (a) any deductible with respect to a party's insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance; and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

11.3.
Compliance with Law. Without limiting Tenant's obligations under the Lease, if, as a result of Tenant's performance of any Alteration, Landlord becomes required under Law to perform any inspection or give any notice relating to the Premises or such Alteration, or to ensure that such alteration is performed in any particular manner, Tenant shall comply with such requirement on Landlord's behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

11.4.	Application. Notwithstanding any contrary provision hereof, Sections 11.1 through 11.3 above shall not apply to any period occurring before the Extension Date.

12.	Miscellaneous.

12.1.
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of thi s Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance. alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

12.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

12.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

12.4.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

12.5.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms arc defined therein and not redefined in this Amendment.

12.6.
Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principal, and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey Commercial, a California corporation) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners,. officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

12.7.
If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will continue in effect during the Extended Term, then, from and after the Extension Date, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or Project existing on the date of mutual execution and delivery hereof.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:
CA-THE CONCOURSE LIMITED PARTNERSHIP, a Delaware Limited Partnership
By:	EOP Owner GP L.L.C
a Delaware limited liability company, its general partner
	By:	/s/ Todd R Hedrick
	Name:	Todd R. Hedrick
	Title:	Senior Vice President - Leasing

TENANT:
PIXELWORKS, INC., an Oregon Corporation
By:	/s/ Steven L. Moore
Name:	Steven L. Moore
Title:	VP & CFO

EXHIBIT A
WORK LETTER
As used in this Exhibit B (this "Work Letter"), the following terms shall have the following meanings: "Agreement" means the amendment of which this Work Letter is a part. "Tenant Improvements " means all improvements to be constructed in the Premises pursuant to this Work Letter. "Tenant Improvement Work'' means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1.	ALLOWANCE.
1.1.Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Allowance") in the amount of $144,705.00 ($7.50 per rcntable square foot of the Premises) to be applied, at Tenant's option, toward (i) the Allowance Items (defined in Section 1.2 below), (ii) the reasonable costs of complying with Section 9.7 of this Amendment; and (iii) monthly payments of Base Rent and Tenant's Share of Expenses and Taxes. Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance (less any portion thereof used in accordance with clause (i) or (ii) of the preceding sentence), or of (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance within one (1) year following the Extension Date, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.
1.2.Disbursement for Allowance Items. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the "Allowance Items"): (a) the fees of Landlord's or Tenant's architect or engineers; (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions; (d) the cost of any change to the base, shell or core of 1he Premises or Building required by the Plans (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) [Intentionally Omitted]: (g) sales and use taxes; and (h) all other costs expendcd by Landlord in connection with the performance of the Tenant Improvement Work.
1.3.Disbursement for Sign Removal. Any portion of the Allowance that Tenant is entitled to use for costs of complying with Section 9.7 of this Amendment shall be disbursed by Landlord to Tenant within thirty (30) days after receipt of paid invoices from Tenant with respect to such costs.

2.	PLANS AND PRICING.
2.1.[Intentionally Omitted.]
2.2.[Intentionally Omitted.]
2.3.[Intentionally Omitted.]
2.4.[Intentionally Omitted.]
2.5.Construction Drawings. Tenant shall be solely responsible for the timely preparation and submission to Landlord of all space plans and all architectural, electrical and mechanical construction drawings, plans and specifications necessary to complete the Tenant Improvement Work (collectively, the "Plans"), including the final architectural, engineering and final architectural working drawings for the Premises in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvement Work (the "Construction Drawings"). All Plans shall (a) comply with the drawing format and specifications required by Landlord. (b) be consistent with Landlord's requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building, and (c) otherwise be subject to Landlord's reasonable approval. If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause its architect and/or engineers to assist Tenant, in preparing all or a portion of the Plans; provided, however, that, whether or not the Plans are prepared with such assistance, Tenant shall be solely responsible for the timely preparation and submission of the Plans and for all elements thereof and, subject to Section 1 above, all costs relating thereto. Without limiting the foregoing, Tenant shall be responsible for ensuring (x) that all elements of the design of the Plans comply with Law and are otherwise suitable for Tenant's use of the Premises, and (y) that no Tenant Improvement impairs any system or structural component of

1

the Building, and neither the preparation of the Plans by or with the help of Landlord's architect or engineers nor Landlord's approval of the Plans shall relieve Tenant from such responsibility.
2.6.Construction Pricing. Within 10 business days after the Construction Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord's reasonable estimate (the "Construction Pricing Proposal") of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to such Construction Drawings (the "Approved Construction Drawings"). Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, Tenant's notice of disapproval shall be accompanied by proposed revisions to the Approved Construction Drawings that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant's approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and commence construction relating to such items.
2.7.Revisions to Approved Construction Drawings. If Tenant requests any revision to the Approved Construction Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall deliver to Tenant notice of any resulting change in the most recent Construction Pricing Proposal, if any, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorizatoin, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Construction Drawings without Tenant's consent, which shall not be unreasonably withheld, conditioned or delayed.
2.8.Time Deadlines. Tenant shall use its best efforts to cooperate with Landlord and its architect, engineers and other consultants to complete all phases of the Plans, approve the Construction Pricing Proposal and obtain the permits for the Tenant Improvement Work as soon as possible after the execution of this Agreement, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss Tenant's progress. Without limiting the foregoing, Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6 above on or before Tenant's Approval Deadline (defined below). As used in this Work Letter, "Tenant's Approval Deadline " means the dale occurring 60 days after the mutual execution and delivery of this Agreement: provided, however, that Tenant's Approval Deadline shall be extended by one day for each day, if any, by which Tenant's approval of the Construction Pricing Proposal pursuant to Section 2.6 above is delayed by any failure of Landlord to perform its obligations under this Section 2. Tenant acknowledges that it has assured itself, by direct communication with the architect and engineers (Landlord' s or its own, as the case may be), that it will be able to approve the Construction Pricing Proposal on or before Tenant's Approval Deadline if Tenant promptly furnishes complete information concerning its requirements to such architect and engineers as and when requested by them.

3.	CONSTRUCTION.
3.1.Contractor. A contractor designated by Landlord (the "Contractor") shall perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.
3.2.Construction.
3.2.1.Over-Allowance Amount. If the Construction Pricing Proposal exceeds the Allowance, then, concurrently with its delivery to Landlord of approval of the Construction Pricing Proposal, Tenant shall deliver to Landlord cash in the amount of such excess (the "Over-Allowance Amount"). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. After the Construction Pricing Proposal is approved by Tenant, if any revision is made to the Approved Construction Drawings or the Tenant Improvement Work that increases the Construction Pricing Proposal, or if the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord's request.
3.2.2.Landlord's Retention of Contractor. Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.
3.2.3.Contractor's Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent

2

defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall, at it option, either (a) assign to Tenant any right Landlord may have under the Construction Contract (defined below) to require the Contractor to correct, or pay for the correction of, such defect, or (b) at Tenant's expense, use reasonable efforts to enforce such right directly against the Contractor for Tenant's benefit. As used in this Work Letter, "Construction Contract" means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.
4.COMPLETION. Tenant acknowledges and agrees tht the Tenant Improvement Work may be performed during Building Service Hours before or after the Extension Date. Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant's business as is reasonably possible. Notwithstanding contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work or inconvenience suffered by Tenant during the performance of the Tcnant Improvement Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease. Notwithstanding anything contrary provision of this Agreement, if, as a result of Tenant's breach of this Section 4 or Section 2.8 above, the Tenant Improvement Work or any portion thereof is not completed by June 30, 2014, Landlord shall have no further obligation to perform or pay for such Tenant Improvement Work.
5.MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, Landlord's obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

3